UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On February 24, 2006, Pinnacle Entertainment, Inc. (“Pinnacle”) entered into an agreement (“Agreement”) with President Casinos, Inc. (“Seller”) and its wholly-owned subsidiary, President Riverboat Casino-Missouri, a Missouri corporation (“President”) whereby Pinnacle agreed to serve as the “stalking horse” bidder for the purchase of all of the outstanding shares of President from the Seller, for $31.5 million in cash, including a $1.5 million deposit, which will be credited towards the purchase price upon closing. The purchase price is subject to adjustments for President’s current assets at closing. President owns and operates a riverboat casino, located on the Mississippi River riverfront in St. Louis, Missouri. President’s casino has approximately 1,025 slot machines and 30 table games and is located within walking distance of the Laclede’s Landing historic district and the site of Pinnacle’s under-construction casino project in downtown St. Louis.

The Agreement will be filed with the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers for shares or assets of President, as required under Section 363 of the Bankruptcy Code. Accordingly, no assurances can be given that Pinnacle will be the prevailing bidder in the Bankruptcy Court auction. The Agreement calls for the bankruptcy auction to be held on May 16, 2006. The Agreement, including a break-up fee for Pinnacle, is subject to approval by the Bankruptcy Court as part of the establishment of bidding procedures. If Pinnacle is the prevailing bidder in the auction, consummation of the transaction would be subject to gaming regulatory approval of the transaction and satisfaction of other customary closing conditions. Under certain circumstances, the purchase price in the Agreement is subject to downward adjustment, in the amount of $500,000 per month, should there be delays in President obtaining the confirmation order approving its bankruptcy plan after other closing conditions have been fulfilled or waived.

Seller and President also agreed in a side letter (“Side Letter”) to dismiss or withdraw a proceeding in the Bankruptcy Court which sought, among other things, an injunction against the prosecution of the condemnation proceeding by the Land Clearance for Redevelopment Authority for the City of St. Louis, Missouri (“LCRA”) with respect to a parking lot property adjacent to President’s riverboat casino which property Pinnacle has an option to acquire from the LCRA after the condemnation proceeding. Pursuant to the Side Letter, if Pinnacle acquires the parking lot, it is required to permit patrons of President to park exclusively on the parking lot for a validation fee until the earlier of (i) the date on which Pinnacle opens its new casino hotel development project in downtown St. Louis, or (ii) December 31, 2008.

If approved, the transaction is expected to close during the second half of 2006 and will be funded from cash on hand.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: March 2, 2006	By:	/S/ STEPHEN H. CAPP
Stephen H. Capp
Senior Vice President and Chief Financial Officer